UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2022

Lineage Cell Therapeutics, Inc.

(Exact name of registrant as specified in charter)

California	001-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2173 Salk Avenue, Suite 200 Carlsbad, California	92008
(Address of principal executive offices)	(Zip Code)

(442) 287-8990

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares	LCTX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported, in November 2018, Lineage Cell Therapeutics, Inc. (“Lineage,” the “Company,” “we,” “us,” or “our”), Asterias Biotherapeutics, Inc. (“Asterias”), and Patrick Merger Sub, Inc., a wholly owned subsidiary of Lineage, entered into an Agreement and Plan of Merger pursuant to which Lineage agreed to acquire all of the outstanding common stock of Asterias in a stock-for-stock transaction (the “Asterias Merger”). The Asterias Merger closed in March 2019.

In October 2019, a putative class action lawsuit was filed challenging the Asterias Merger. The lawsuit (captioned Ross v. Lineage Cell Therapeutics, Inc., et al., C.A. No. 2019-0822) was filed in Delaware Chancery Court (“Court”) and named, among other defendants, Lineage, Michael H. Mulroy, Alfred D. Kingsley, Richard T. LeBuhn and Aditya Mohanty. Messrs. Mulroy and Kingsley are members of the Lineage board of directors and were former members of the Asterias board of directors. Messrs. LeBuhn and Mohanty were also former members of the Asterias board of directors, and Mr. Mohanty was a former member of the Lineage board of directors and a former chief executive officer of Lineage. The lawsuit was brought by a purported stockholder of Asterias, on behalf of a putative class of Asterias stockholders, and asserts breach of fiduciary duty and aiding and abetting claims under Delaware law.

As previously reported in our Form 10-Q for the quarter ended March 31, 2022 filed on May 12, 2022, in April 2022, the parties reached an agreement in principle to settle the lawsuit.

On October 26, 2022, a Stipulation and Agreement of Compromise and Settlement (the “Settlement Agreement”) was entered into by the plaintiff, on behalf of himself and all others similarly situated, Lineage, and Messrs. Mulroy, Kingsley, LeBuhn and Mohanty. The effectiveness of the Settlement Agreement is subject to Court approval. Consistent with the parties’ agreement in principle to resolve the lawsuit, the Settlement Agreement provides for the payment by Lineage and certain insurers of the defendants of $10.65 million (the “Settlement Amount”) into a fund created for the benefit of the purported class and in consideration for the full and final release, settlement and discharge of all claims. The Settlement Amount must be paid within 10 business days after the Court approves the settlement. Lineage expects that approximately $7.12 million will be funded by certain insurers and approximately $3.53 million will be funded by Lineage, which may be paid in cash or Lineage common shares or a combination of the two. Lineage has sole discretion to determine whether and how much, if any, of its approximately $3.53 million contribution to the Settlement Amount will be satisfied by the issuance of Lineage common shares. The value of Lineage’s common shares used to satisfy its portion of the Settlement Amount, if any, will be based on a 20-day trading day volume-weighted average closing price of Lineage’s common shares. Such shares, if any are issued, will be unrestricted and will be issued under the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 3(a)(10) thereof.

Lineage and all defendants have denied, and continue to deny, the claims alleged in the lawsuit and the proposed settlement does not reflect or constitute any admission, concession, presumption, proof, evidence or finding of any liability, fault, wrongdoing or injury or damages, or of any wrongful conduct, acts or omissions on the part any defendant. Although the parties have entered into the Settlement Agreement, there is no assurance that the Court will approve it. If the Settlement Agreement does not become effective, Lineage will continue to vigorously defend the lawsuit.

The foregoing description of the terms of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, which Lineage intends to file as an exhibit to its annual report on Form 10-K for the year ended December 31, 2022.

Item 3.02.	Unregistered Sales of Equity Securities.

The information in Item 1.01 of this report regarding the potential issuance of Lineage common shares if the Settlement Agreement becomes effective and Lineage elects to satisfy some or all of its portion of the Settlement Amount through the issuance of Lineage common shares is incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lineage Cell Therapeutics, Inc.

Date: October 28, 2022	By:	/s/ George A. Samuel III
	Name:	George A. Samuel III
	Title:	General Counsel and Corporate Secretary